Exhibit 99.6

FOR IMMEDIATE RELEASE

PANGAEA LOGISTICS SOLUTIONS, LTD. ENTERS INTO LETTER OF INTENT WITH ASO 2020 MARITIME

New York, NY – October 8, 2014 – Pangaea Logistics Solutions, Ltd. (“Pangaea” or the “Company”) (NASDAQ: PANL) announced today that it has entered into an agreement in principle with ASO 2020 Maritime (“ASO 2020”). Pursuant to the letter of intent and subject to certain conditions, ASO 2020, an affiliate of the Alexander S. Onassis Foundation, will acquire a significant stake in Pangaea which was recently listed on the NASDAQ.

Ed Coll, Pangaea’s chief executive officer, noted, “We are proud and fortunate to have affiliates of the Onassis Foundation as our partners. This group has long been associated with best practices in ocean-going transport and we believe will further strengthen our positioning.”

Terms of the investment, which is expected to close within 60 days, were not disclosed.

About Pangaea Logistics Solutions, Ltd.

Pangaea Logistics Solutions Ltd. provides logistics services to a broad base of industrial customers who require the transportation of a wide variety of dry bulk cargoes, including grains, pig iron, hot briquetted iron, bauxite, alumina, cement clinker, dolomite, and limestone. The Company addresses the transportation needs of its customers with a comprehensive set of services and activities, including cargo loading, cargo discharge, vessel chartering, and voyage planning. Learn more at www.pangaeals.com.

Safe Harbor Language

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Pangaea’s managements’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Pangaea’s business. These risks, uncertainties and contingencies include: business conditions; weather and natural disasters; changing interpretations of GAAP; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments; requirements or changes adversely affecting the business in which Pangaea is engaged; fluctuations in customer demand; management of rapid growth; intensity of competition from other providers of logistics and shipping services; general economic conditions; geopolitical events and regulatory changes; the possibility that the merger does not close, including due to the failure of closing conditions; and other factors set forth in Pangaea’s filings with the Securities and Exchange Commission, including filings of its predecessor companies. The information set forth herein should be read in light of such risks. Pangaea is not under any obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

CONTACT:

INVESTOR RELATIONS:
Prosek Partners
Thomas Rozycki
Managing Director
(212) 279-3115 x208 / trozycki@prosek.com